EXHIBIT 99.1

NORTHSTAR NEUROSCIENCE ANNOUNCES MANAGEMENT PROMOTION

SEATTLE—(BUSINESS WIRE)—September 5, 2008 — Northstar Neuroscience, Inc. (NASDAQ: NSTR) announced today that Deborah Sheffield has been promoted to Vice President, Clinical and Regulatory Affairs. The Company also announced that Nawzer Mehta, Vice President, Clinical Affairs, has tendered his resignation effective September 30, 2008 to pursue another opportunity.

Ms. Sheffield has served as Northstar’s Director of Regulatory Affairs, leading the Company’s regulatory strategy and execution for Northstar’s program evaluating cortical stimulation for depression. In her expanded role, she will add leadership of Northstar’s clinical efforts. During her more than 20 year career, Ms. Sheffield has held various clinical, regulatory and quality leadership positions at leading medical technology companies, including the Ethicon Endo-Surgery, Indigo Medical, and Lifescan divisions of Johnson & Johnson. Prior to joining Northstar, Ms. Sheffield led regulatory, clinical and quality systems at Class III medical device companies Co-Aptus Medical Corporation and Therus Corporation. Ms. Sheffield received a B.S. in engineering from Kettering University and an M.S. in applied statistics from Oakland University, and holds a certificate in clinical research from the University of Cincinnati.

“Debbie Sheffield has been an important leader at Northstar and we are excited to expand her role and capitalize on her extensive experience with both early stage and larger, commercial medical device companies as we pursue evaluation of our cortical stimulation therapy for depression,” said John Bowers, Northstar’s President and Chief Executive Officer. “We are fortunate to have someone with Debbie’s background and experience with Class III devices and related PMA trials from both a regulatory and clinical standpoint. I also want to thank Nawzer Mehta for all he has done as our head of Clinical Affairs, and we wish him the best in his future endeavors.”

About Northstar Neuroscience

Northstar Neuroscience, Inc. is a medical device company focused on developing and commercializing innovative neuromodulation therapies to restore function and quality of life for people suffering from neurological diseases and disorders. For more information, visit www.northstarneuro.com.

CONTACT:

Investors:

Northstar Neuroscience, Inc.

Ray Calvert, 206-902-1930

Vice President, Finance/CFO

ir@northstarneuro.com

or

Westwicke Partners

Mark Klausner, 410-321-9651

mark.klausner@westwickepartners.com

or

Media:

Schwartz Communications

Helen Shik, 781-684-0770

northstar@schwartz-pr.com

SOURCE: Northstar Neuroscience